Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

April 27, 2026

Board of Directors
Citizens Financial Services, Inc.
15 South Main Street
Mansfield, Pennsylvania 16933

To the address referred to above:

We are acting as counsel to Citizens Financial Services, Inc., a Pennsylvania corporation (the “Company”), in connection with its registration statement on Form S‑8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to 250,000 newly issued shares of the common stock, par value $1.00 per share (the “Common Stock”) of the Company (the “Shares”), all of which shares are issuable pursuant to the Citizens Financial Services, Inc. Equity Incentive Plan (the “Plan”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Pennsylvania Business Corporation Law, as amended.  We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the Plan and in the applicable resolutions of the Board of Directors or a committee of the Board of Directors authorizing the issuance thereof, the Shares will be validly issued, fully paid, and nonassessable.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware.  “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante  Amsterdam  Baltimore  Beijing  Berlin  Birmingham  Boston  Brussels  Colorado Springs  Denver  Dubai  Dublin Dusseldorf  Frankfurt  Hamburg  Hanoi  Ho Chi Minh City  Hong Kong  Houston  London  Los Angeles  Luxembourg  Madrid  Mexico City  Miami  Milan  Minneapolis  Monterrey  Munich  New York  Northern Virginia  Paris  Philadelphia  Riyadh  Rome  San Francisco  São Paulo  Shanghai  Silicon Valley  Singapore  Tokyo  Washington, D.C.  For more information see www.hoganlovells.com.

Citizens Financial Services, Inc.	- 2 -	April 27, 2026
This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP